SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ISS, THE LEADING PROXY ADVISORY FIRM, RECOMMENDS XENOPORT

STOCKHOLDERS VOTE FOR ALL OF XENOPORT’S DIRECTOR NOMINEES

June 2, 2014

Dear Fellow XenoPort Stockholder:

We are writing to inform you about an important development regarding XenoPort’s upcoming Annual Meeting on June 11, 2014.

The leading independent proxy advisory firm, Institutional Shareholder Services (ISS), has recommended that XenoPort stockholders vote on the WHITE proxy card “FOR ALL” of XenoPort’s director nominees: Ronald W. Barrett, Ph.D., Jeryl L. Hilleman and Wendell Wierenga, Ph.D. ISS recommends that stockholders “do not vote” on the gold proxy card or for any of the three nominees proposed by Clinton Relational Opportunity Master Fund, L.P. and its affiliates (Clinton).

ISS issues proxy research and vote recommendations on approximately 39,000 companies in 115 countries each year.* ISS’s clients, who include institutional investors, pension funds and money managers, rely on ISS’s expertise, analysis and recommendations in making their voting decisions. The XenoPort Board of Directors appreciates that ISS is recommending that stockholders vote “FOR ALL” of XenoPort’s director nominees.

In supporting XenoPort’s entire slate of director nominees and recommending that stockholders “do not vote” for any of the three nominees proposed by Clinton, ISS stated in its May 29, 2014 report that “The dissident has not made a compelling case for the need for change at the board level.”**

HIGHLIGHTS FROM THE ISS REPORT

ISS recognized the commercialization strategy that your Board of Directors and leadership are executing for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets. ISS stated:

•	“the company’s strategy to measure the uptake on a marketing program which truly promoted the product appears justified. Moreover, the company’s decision to leverage $40 million and 50 metric tons of active ingredient acquired as part of settlement, implement state-of-the-art promotional tools, personally promote and focus marketing efforts in 40 territories, appears to be gaining traction. Using just 40 sales reps - compared to GSK’s 300 reps - that called on 10% of the potential market the company has achieved the following results: a 24% increase in national prescribed tablets, a 64% increase in XP territories prescribed tablets, and a 630% increase in tablets prescribed per sales rep.”

•	“the board’s reasons for terminating the licensing agreement with GSK, reacquiring the rights to Horizant, and re-launching the drug in a measured manner, to verify its potential appear justified by the early results of that re-launch. Given the company is less than a year into the re-launch, it appears too early to conclude a value maximizing decision would not include the steps being currently undertaken at the company.”

•	“management’s contention that ‘now may be the worst time to abandon Horizant commercialization’– given that the heavy lifting of the initial investment in the commercial operation has been completed, the investments in marketing initiatives and programs are largely committed, and the positive trajectory of actual sales will likely enhance the value of a potential partnership or future divestiture of Horizant – appears to have merit. So too do the facts that Horizant could generate meaningful revenue to fund further XP23829 development, and that diverting funding from Horizant to XP23829 will not accelerate XP829’s development.”

ISS also recognized the steps XenoPort is taking to develop XP23829, a potential treatment for psoriasis and/or relapsing forms of multiple sclerosis (MS):

•	“we find no evidence to support the dissident claim that XP829’s development is being neglected, capital starved, or that company’s efforts to maximize the value of Horizant have come at the expense of the development of XP829. To the contrary, the strategy management has chosen to move forward in psoriasis appears the quickest pathway towards value creation for this asset and is echoed in analyst comments.”

ISS also recommends XenoPort stockholders vote “FOR” the approval of XenoPort, Inc. 2014 Equity Incentive Plan, vote “FOR” the approval, on an advisory basis, the compensation of XenoPort’s named executive officers, and vote “FOR” the ratification of the selection by the audit committee of the Board of Directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

WE BELIEVE CLINTON’S AGENDA WOULD PUT YOUR INVESTMENT

IN XENOPORT AT RISK

ISS’s recommendation further reinforces our belief that XenoPort has the right Board, the right leadership, and the right strategy to realize the full potential of XenoPort’s assets and enhance stockholder value. In contrast, Clinton is pushing an agenda that we believe is short-term and puts at risk the opportunity for long-term value creation. Keep in mind: Clinton reportedly holds only 1.6% of XenoPort’s common stock and began buying and selling XenoPort’s shares just last year.

As ISS observed, XenoPort’s targeted commercialization strategy is building value in HORIZANT. Results of XenoPort’s promotional efforts in just the first three full quarters since we re-acquired HORIZANT’s rights demonstrate that our confidence in HORIZANT’s potential is justified. Initial investments in HORIZANT’s commercial infrastructure are complete, and marketing budgets are largely committed. Now is the worst time to abandon commercialization as Clinton has suggested, particularly given the upward sales trends we are achieving.

As ISS recognized, XenoPort is taking appropriate steps to develop XP23829. Contrary to Clinton’s assertions, drug development is a step-wise and regulated process that requires much more than an ability to write a check. We have been fully investing in XP23829 and executing a thoughtful development plan that is appropriate for its stage of development.

All three of XenoPort’s director nominees, collectively and individually, bring expertise and skills critical to XenoPort’s success.

PROTECT YOUR INVESTMENT — VOTE THE WHITE PROXY CARD TODAY

Your Board is committed to realizing the full potential of XenoPort’s assets and acting in the best interests of all XenoPort stockholders. We are making meaningful progress commercializing HORIZANT and are committed to optimizing the value of XP23829.

To follow the ISS recommendation on the election and XenoPort’s proposals, and protect your investment, vote the enclosed WHITE proxy card today “FOR ALL” of XenoPort’s nominees: Ronald W. Barrett, Ph.D., Jeryl L. Hilleman and Wendell Wierenga, Ph.D. and “FOR” the approval of XenoPort, Inc. 2014 Equity Incentive Plan, vote “FOR” the approval, on an advisory basis, the compensation of XenoPort’s named executive officers, and vote “FOR” the ratification of the selection by the audit committee of the Board of Directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Your Board also urges you to vote “FOR” Proposals 9 through 14 and “AGAINST” Clinton Proposals 5 through 8.

THE ONLY WAY TO VOTE FOR THE XENOPORT DIRECTOR NOMINEES IS

TO VOTE THE WHITE CARD

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

Ronald W. Barrett, Ph.D. Chief Executive Officer	John G. Freund, M.D. Lead Independent Director

*	Source: ISS website
**	Permission to use quotes was neither sought nor obtained

Forward-Looking Statements

This communication contains “forward-looking” statements, including, without limitation, all statements related to the potential value of XenoPort’s assets and XenoPort’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to the commercial, revenue and value opportunity for HORIZANT and the suitability of XP23829 as a potential treatment for psoriasis or relapsing forms of MS; XenoPort’s ability to build value in HORIZANT through, and the potential of, its targeted commercialization strategy; XenoPort’s current strategy for advancing the XP23829 clinical development program; potential partnering efforts for HORIZANT; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “may,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements, including the risk that FDA action, including with respect to the investigational new drug application for XP23829, would delay or prevent the initiation of future clinical trials of XP23829; XenoPort’s need for and the availability of resources to develop XP23829 and to support XenoPort’s operations; XenoPort’s dependence on collaborative partners; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 9, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

If you have any questions, require assistance with voting your WHITE proxy card or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

Important Additional Information and Where to Find It

XenoPort, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with XenoPort’s 2014 Annual Meeting of Stockholders. XenoPort has filed with the SEC and provided to its stockholders a definitive proxy statement and a WHITE proxy card in connection with such solicitation. XENOPORT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of XenoPort’s directors and executive officers and their respective interests in XenoPort by security holdings or otherwise is set forth in XenoPort’s definitive proxy statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on April 22, 2014, including Appendix B thereto.

The definitive proxy statement (and amendments or supplements thereto) and the accompanying WHITE proxy card, and any other relevant documents and other material filed by XenoPort with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at XenoPort’s investor relations website at http://investor.xenoport.com/index.cfm. Copies may also be obtained free of charge by contacting XenoPort Investor Relations by mail at 3410 Central Expressway, Santa Clara, California 95051 or by telephone at (408) 616-7200.